PERCEPTRON, INC.

AMENDED AND RESTATED CREDIT AGREEMENT

DATED AS OF NOVEMBER 16, 2010

COMERICA BANK

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT, made as of the 16th day of November, 2010, by and between PERCEPTRON, INC., a Michigan corporation (herein called “Company”) and COMERICA BANK (herein called “Bank”).

RECITALS:

A.           Company and Bank entered into a Credit Agreement dated October 24, 2002 (as amended, modified or supplemented prior to the date hereof, the “Existing Credit Agreement”).

B.           Company and Bank desire to amend and restate the Existing Credit Agreement in its entirety.

C.           Company desires to obtain certain credit facilities from Bank.

D.           Bank is willing to extend such credit to Company on the terms and conditions herein set forth.

NOW, THEREFORE, Bank and Company agree as follows:

WITNESSETH:

1.	DEFINITIONS

For the purposes of this Agreement the following terms will have the following meanings:

“Account” shall have the meaning assigned to it in the Michigan Uniform Commercial Code on the date of this Agreement.

“Account Debtor” shall mean the party who is obligated on or under any Account.

“Advance” shall mean a borrowing requested by Company and made by Bank under Section 2 of this Agreement.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and executive officers of such Person), controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation for the purposes of this definition if such Person possesses, directly or indirectly, the power (i) to vote 20% or more of the securities having ordinary voting power for the election of directors of such corporation or (ii) to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Redemption Amount” shall mean the aggregate amount paid by Company to redeem shares of its stock during the period beginning October 18, 2010 and ending December 31, 2011, provided that in no event shall the Aggregate Redemption Amount exceed $5,000,000.

“Applicable Commitment Fee” shall mean 0.15% per annum.

“Applicable L/C Commission Rate” shall mean one percent (1%) per annum.

“Base Tangible Net Worth” shall initially mean $36,500,000, minus the Aggregate Redemption Amount. On June 30, 2011, the Base Tangible Net Worth shall decrease to $35,500,000, minus the Aggregate Redemption Amount.

“Business Day” shall mean any day on which commercial banks are open for domestic and international business (including dealings in foreign exchange) in Detroit, London and New York.

“Capital Expenditure” shall mean, without duplication, any payment made directly or indirectly for the purpose of acquiring or constructing fixed assets, real property or equipment which in accordance with GAAP would be added as a debit to the fixed asset account of Company, including, without limitation, amounts paid or payable under any conditional sale or other title retention agreement or under any lease or other periodic payment arrangement which is of such a nature that payment obligations of Company or a Subsidiary, as applicable, thereunder would be required by GAAP to be capitalized and shown as liabilities on the balance sheet of Company and its consolidated Subsidiaries.

“Capital Lease” shall mean any lease of any property (whether real, personal or mixed) by Company or any Subsidiary as lessee which, in conformity with GAAP, is, or is required to be accounted for as a capital lease on the balance sheet of Company and its consolidated Subsidiaries.

“Consolidated” or “Consolidating” shall mean, when used with reference to any financial term in this Agreement, the aggregate for two or more Persons of the amounts signified by such term for all such Persons determined on a consolidated or combined, as applicable, basis in accordance with GAAP. Unless otherwise specified herein, references to Consolidated financial statements or data of Company includes consolidation with its Subsidiaries in accordance with GAAP.

“Domestic Subsidiary” shall mean each Subsidiary of Company which is organized under the laws of the United States of America or any state or other political subdivision thereof.

“Environmental Laws” shall mean all federal, state and local laws including statutes, regulations, ordinances, codes, rules, and other governmental restrictions and requirements, relating to environmental pollution, contamination or other impairment of the environment or any hazardous or toxic substances of any nature. These Environmental Laws shall include but not be limited to the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, and the Federal Superfund Amendments and Reauthorization Act of 1986.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor act or code.

“Event of Default” shall mean any of the Events of Default specified in Section 10 hereof.

“Federal Funds Effective Rate” shall mean, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Bank from three Federal funds brokers of recognized standing selected by it.

“Foreign Exchange Reserve” shall mean the amount as determined by Bank from time to time in accordance with Bank’s credit policies to be the Bank’s credit exposure to Company under foreign exchange transactions with Company.

“GAAP” shall mean, as of any applicable date of determination, generally accepted accounting principles consistently applied, as in effect on the date of this Agreement.

“Guaranties” shall mean the guaranties from each Subsidiary.

“Guarantors” shall mean each Subsidiary of Company which is required to be a Guarantor in accordance with the provisions of this Agreement.

“Indebtedness” shall mean all loans, advances, indebtedness, obligations and liabilities of Company to Bank under this Agreement, together with all other indebtedness, obligations and liabilities whatsoever of Company to Bank arising under or in connection with this Agreement, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, due or to become due, now existing or hereafter arising.

 “Inventory” shall have the meaning assigned to it in the Michigan Uniform Commercial Code on the date of this Agreement.

“Letter of Credit” shall have the meaning set forth in Section 2.6.

“Letter of Credit Reserve” shall mean as of any date of determination, an amount equal to the aggregate principal amount of all undrawn Letters of Credit issued by Bank for the account of Company under and pursuant to this Agreement and the amount of all draws under Letters of Credit paid by Bank and not reimbursed by Company.

“Loan Documents” shall mean collectively, this Agreement, the Note, the Security Agreement and any other instruments or agreements executed at any time pursuant to or in connection with any such documents.

“Net Worth” shall mean as of any date of determination the stockholders’ equity of Company and its consolidated Subsidiaries as of such date as determined in accordance with GAAP.

“Permitted Liens” shall mean with respect to any Person:

(a)
liens for taxes not yet due and payable or which are being contested in good faith by appropriate proceedings diligently pursued, provided that provision for the payment of all such taxes has been made on the books of such Person as may be required by generally accepted accounting principles, consistently applied;

(b)
mechanics’, materialmen’s, banker’s, carriers’, warehousemen’s and similar liens and encumbrances arising in the ordinary course of business and securing obligations of such Person that are not overdue for a period of more than 60 days or are being contested in good faith by appropriate proceedings diligently pursued, provided that in the case of any such contest (i) any proceedings commenced for the enforcement of such liens and encumbrances shall have been duly suspended; and (ii) such provision for the payment of such liens and encumbrances has been made on the books of such Person as may be required by generally accepted accounting principles, consistently applied;

(c)
liens arising in connection with worker’s compensation, unemployment insurance, old age pensions and social security benefits and similar statutory obligations which are not overdue or are being contested in good faith by appropriate proceedings diligently pursued, provided that in the case of any such contest (i) any proceedings commenced for the enforcement of such liens shall have been duly suspended; and (ii) such provision for the payment of such liens has been made on the books of such Person as may be required by generally accepted accounting principles, consistently applied;

(d)
(i) liens incurred in the ordinary course of business to secure the performance of statutory obligations arising in connection with progress payments or advance payments due under contracts with the United States government or any agency thereof entered into in the ordinary course of business and (ii) liens incurred or deposits made in the ordinary course of business to secure the performance of statutory obligations, bids, leases, fee and expense arrangements with trustees and fiscal agents and other similar obligations (exclusive of obligations incurred in connection with the borrowing of money, any lease-purchase arrangements or the payment of the deferred purchase price of property), provided that full provision for the payment of all such obligations set forth in clauses (i) and (ii) has been made on the books of such Person as may be required by generally accepted accounting principles, consistently applied; and

(e)
minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which do not materially interfere with the business of such Person.

“Person” or “person” shall mean any individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated association, joint stock company, government, municipality, political subdivision or agency, or other entity.

“Prime Rate” shall mean the per annum interest rate established by Bank as its prime rate for its borrowers as such rate may vary from time to time, which rate is not necessarily the lowest rate on loans made by Bank at any such time.

“Revolving Credit Maturity Date” shall mean November 1, 2012.

“Revolving Credit Note”, “Note” or “Master Revolving Note” shall mean the Note described in Section 2.1 hereof made by Company to Bank in the form annexed to this Agreement as Exhibit “A”.

“Security Agreement” shall mean the Security Agreements in the form previously delivered to Bank pursuant to which Company and each Subsidiary grants to Bank a first priority security interest in all tangible and intangible personal property, wherever located and whether now owned or hereafter acquired, together with all replacements thereof, substitutions therefor, accessions thereto and all proceeds and products of all the foregoing.

“Subsidiary” shall mean a corporation or other entity of which more than fifty percent (50%) of the outstanding voting stock or equivalent equity interests are owned by Company, either direct or indirectly, through one or more intermediaries.

“Tangible Net Worth” shall mean as of any date Net Worth less the Intangible Assets of the Company and its consolidated Subsidiaries, all determined as of such date.  For purposes of this Agreement, “Intangible Assets” means the amount (to the extent reflected in determining such Net Worth) of (i) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of assets of a going concern business made within twelve months after the acquisition of such business) in the book value of any asset owned by Company and its consolidated Subsidiaries, (ii) loans or advances to Affiliates and receivables from Affiliates, (iii) all investments in unconsolidated Subsidiaries of the Company and all equity investments in Persons which are not Subsidiaries of Company (provided that Company’s investments in auction rate securities shall not be deducted from Net Worth) and (iv) all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, organization or developmental expenses, deferred taxes and other intangible assets.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code of any applicable state and unless specified otherwise shall mean the Uniform Commercial Code as in effect in the State of Michigan.

2.	THE INDEBTEDNESS: Revolving Credit

2.1          Bank agrees to make Advances to Company at any time and from time to time from the effective date hereof until the Revolving Credit Maturity Date, not to exceed Six Million Dollars ($6,000,000) in aggregate principal amount at any one time outstanding; provided that the aggregate outstanding amount of Advances, plus the Letter of Credit Reserve, plus the Foreign Exchange Reserve shall never exceed Six Million Dollars ($6,000,000). All of the Advances under this Section 2 shall be evidenced by the Revolving Credit Note under which Advances, repayments and readvances may be made, subject to the terms and conditions of this Agreement and the Revolving Credit Note.

2.2           The Revolving Credit Note shall mature on the Revolving Credit Maturity Date and each Advance from time to time outstanding thereunder shall bear interest as provided in the Revolving Credit Note.

2.3           Company may request an Advance under this Section 2 upon the delivery to Bank of a request for advance as provided in the Revolving Credit Note, subject to the following:

(a)
the principal amount of such Advance, plus the sum of the amount of all other outstanding Advances under this Section 2, and the Letter of Credit Reserve and the Foreign Exchange Reserve shall not exceed Six Million Dollars ($6,000,000);

(b)	a request for an Advance, once delivered to Bank, shall not be revocable by Company.

2.4           Company may prepay all or part of the outstanding balance of the Advance(s) as provided in, and subject to the terms of, the Revolving Credit Note.

2.5           For a period of thirty (30) days each calendar year (which days need not be consecutive), the Advances under the Revolving Credit Note shall be $0.  Company shall make all payments necessary to comply with this provision.

2.6           In addition to Advances under the Revolving Credit Note to be provided to Company by Bank under and pursuant to Section 2.1 of this Agreement, Bank further agrees to issue, or commit to issue, from time to time, standby and commercial trade letters of credit for the account of Company (herein individually called a “Letter of Credit” and collectively “Letters of Credit”) in aggregate undrawn amounts not to exceed Four Million Dollars ($4,000,000) at any one time outstanding; provided, however that the sum of the aggregate amount of Advances outstanding under the Revolving Credit Note plus the Letter of Credit Reserve and the Foreign Exchange Reserve shall not exceed Six Million Dollars ($6,000,000) at any one time; and provided further that no Letter of Credit shall, by its terms, have an expiration date which extends beyond the fifth (5th) Business Day before the Revolving Credit Maturity Date or one (1) year after issuance, whichever first occurs. In addition to the terms and conditions of this Agreement, the issuance of any Letters of Credit shall also be subject to the terms and conditions of any letter of credit applications and agreements executed and delivered by Company to Bank with respect thereto. Company shall pay to Bank annually in advance a per annum fee equal to the Applicable L/C Commission Rate of the amount of each standby Letter of Credit and shall pay to Bank with respect to commercial trade letters of credit such fees and commissions as are agreed upon at the time of issuance thereof. In addition, Company and Bank may from time to time enter into foreign exchange agreements. The Foreign Exchange Reserve shall be the amount determined by the Bank from time to time to be its credit exposure to Company under foreign exchange transactions with Company.

2.7          Company agrees to pay to Bank a commitment fee on the average daily balance of the unused portion of the revolving credit commitment at the rate of the Applicable Commitment Fee per annum, computed on the actual number of days elapsed using a year of 360 days. The commitment fee shall be payable quarterly in arrears on the first day of each July, October, January and April (commencing January 1, 2011) and on the Revolving Credit Maturity Date. For purposes of calculating the commitment fee, outstanding Letters of Credit shall be considered usage of the commitment and foreign exchange transactions shall not be considered usage of the commitment.

2.8          Proceeds of Advances under the Revolving Credit Note shall be used solely for working capital purposes and for Capital Expenditures.

3.	INTEREST.

3.1          The Revolving Credit Note and the Advances thereunder shall bear interest from the date thereof on the unpaid principal balance thereof from time to time outstanding as provided in the Revolving Credit Note. Interest shall be payable as provided in the Revolving Credit Note

4.	[RESERVED]

5.	CONDITIONS

5.1          Company agrees to furnish Bank prior to the initial borrowing under this Agreement, in form and substance to be satisfactory to Bank, with (i) certified copies of resolutions of the Directors of Company evidencing approval of the borrowings and transactions contemplated hereunder; (ii) a certificate of good standing from the state of Company’s incorporation and from the state(s) in which it is required to be qualified to do business; (iii) an opinion of Company’s and the Guarantors’ legal counsel; and (iv) such other documents and instruments as Bank may reasonably require.

5.2          As security for all indebtedness of Company to Bank hereunder, Company agrees to furnish, execute and deliver to Bank, or cause to be furnished, executed and delivered to Bank, prior to or simultaneously with the initial borrowing hereunder, in form to be satisfactory to Bank and supported by appropriate resolution in certified form authorizing same, the following:

(a)	The Security Agreements;

(b)
Financing Statements required or requested by Bank to perfect all security interests to be conferred upon Bank under this Agreement and to accord Bank a perfected first priority security position under the Uniform Commercial Code (subject only to the encumbrances permitted hereunder); and

(c)	Such other documents or agreements of security and appropriate assurances of validity and perfected first priority of lien or security interest as Bank may reasonably request at any time.

6.	REPRESENTATIONS AND WARRANTIES

Company represents and warrants and such representations and warranties shall be deemed to be continuing representations and warranties during the entire life of this Agreement:

6.1           Company is a corporation duly organized and existing in good standing under the laws of the State of Michigan; Company and each of its Subsidiaries is in good standing in each jurisdiction in which it is required to be qualified to do business, except where the failure to be so qualified would not have a material adverse effect on the financial condition of Company and its Subsidiaries or their ability to carry on their business; execution, delivery and performance of this Agreement and other documents and instruments required under this Agreement, and the issuance of the Note by Company are within its powers, have been duly authorized, are not in contravention of law or the terms of Company’s Articles of Incorporation or Bylaws, and do not require the consent or approval of any governmental body, agency or authority; and this Agreement and other documents and instruments required under this Agreement and Note, when issued and delivered, will be valid and binding on the Company in accordance with their terms.

6.2           The execution, delivery and performance of this Agreement and any other documents and instruments required under this Agreement, and the issuance of the Notes by Company are not in contravention of the unwaived terms of any indenture, agreement or undertaking to which Company is a party or by which it is bound.

6.3           Except as described in attached Schedule 6.3, no litigation or other proceeding before any court or administrative agency is pending, or to the knowledge of the officers of Company is threatened against Company or any of its Subsidiaries, the outcome of which would reasonably be expected to materially impair Company’s or any Subsidiary’s financial condition or the ability of Company or any Subsidiary to carry on its business.

6.4           There are no security interests in, liens, mortgages, or other encumbrances on any of Company’s or any Subsidiary’s assets, except to Bank or as otherwise permitted by this Agreement.

6.5           Neither Company nor any Subsidiary maintains or contributes to any employee pension benefit plan subject to title IV of the “Employee Retirement Income Security Act of 1974” (herein called “ERISA”), except those set forth in attached Schedule 6.5. There was no unfunded past service liability of any pension plan maintained by the Company as of June 30, 2010, and there is no accumulated funding deficiency within the meaning of ERISA, or any existing material liability with respect to any pension plan owed to the Pension Benefit Guaranty Corporation (“PBGC”) or any successor thereto, except any funding deficiency for which an application to the PBGC for waiver is pending or for which a waiver has been granted by the PBGC.

6.6           The financial statements of the Company dated June 30, 2010, previously furnished to Bank, fairly present in all material respects the financial condition of the Company and its consolidated Subsidiaries as of such date; since said date there has been no material adverse change in the financial condition of the Company and its consolidated Subsidiaries; to the best of the knowledge of Company’s officers, Company does not have any material contingent obligations (including any liability for taxes) not disclosed by or reserved against in said balance sheet, and at the present time there are no material unrealized or anticipated losses from any present commitment of Company or any of its Subsidiaries.

6.7          To the best knowledge of Company, the financial projections previously furnished by Company to Bank were as of the date thereof and are as of the date of execution of this Agreement reasonable in all material respects taking into account all facts and information known or reasonably available to Company.

6.8          All tax returns and tax reports of Company and its consolidated Subsidiaries required by law to have been filed have been duly filed or extensions obtained, and all taxes, assessments and other governmental charges or levies (other than those presently payable without penalty and those currently being contested in good faith for which adequate reserves have been established) upon Company  and its consolidated Subsidiaries (or any of its or their properties) which are due and payable and for which the failure to pay would materially adversely affect its business or the value of its property or assets have been paid. The charges, accruals and reserves on the books of Company in respect of the Federal income tax for all periods are adequate in the opinion of Company.

6.9          Except as set forth in Schedule 6.9, there are no Subsidiaries of Company.

6.10        Except as set forth in Schedule 6.10:

(a)
Company and each of its Subsidiaries, in the conduct of its business, is in compliance in all material respects with all federal, state or local laws, statutes, ordinances and regulations applicable to any of them, the enforcement of which, if such Person were not in compliance, would reasonably be expected to materially adversely affect its business or the value of its property or assets. Company and its Subsidiaries have all approvals, authorizations, consents, licenses, orders and other permits of all governmental agencies and authorities, whether federal, state or local, required to permit the operation of their business as presently conducted, except such approvals, authorizations, consents, licenses, orders and other permits with respect to which the failure to have would not reasonably be expected to materially adversely affect their business or the value of their property or assets (taken as a whole).

(b)
Neither Company nor any Subsidiary is a party to any litigation or administrative proceeding, nor so far as is known by Company is any litigation or administrative proceeding threatened against Company or any Subsidiary, the outcome of which would reasonably be expected to have a material adverse effect on the Company or any Subsidiary which in either case (i) asserts or alleges that Company or any Subsidiary violated Environmental Laws, (ii) asserts or alleges that Company or any Subsidiary is required to clean up, remove, or take remedial or other response action due to the disposal, depositing, discharge, leaking or other release of any hazardous substances or materials, (iii) asserts or alleges that Company or any Subsidiary is required to pay all or a portion of the cost of any past, present, or future cleanup, removal or remedial or other response action which arises out of or is related to the disposal, depositing, discharge, leaking or other release of any hazardous substances or materials by Company or any Subsidiary.

(c)
Neither Company nor any Subsidiary is subject to any judgment, decree, order or citation related to or arising out of applicable Environmental Laws which would reasonably be expected to materially adversely affect its business or the value of its property or assets and to the best knowledge of the Company, neither Company nor any Subsidiary has been named or listed as a potentially responsible party by any governmental body or agency in a matter arising under any applicable Environmental Laws which would reasonably be expected to materially adversely affect its business or the value of its property or assets.

(d)
To the best of Company’s knowledge, Company and its Subsidiaries have all permits, licenses and approvals required under applicable Environmental Laws, the failure of which to have would have a material adverse effect on the operation of their business as presently conducted and as proposed to be conducted.

6.11        Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended. Company is not engaged principally, or as one of its important activities, directly or indirectly, in the business of extending credit for the purpose of purchasing or carrying margin stock, and none of the proceeds of any of the loans hereunder will be used, directly or indirectly, for any purpose which would violate the provisions of Regulation U or X of the Board of Governors of the Federal Reserve System. Terms for which meanings are provided in Regulation U of the Board of Governors of the Federal Reserve System or any regulations substituted therefor, as from time to time in effect, are used in this paragraph with such meanings.

6.12        Company and its Subsidiaries have good and valid title to the property pledged, mortgaged or otherwise encumbered or to be encumbered by them under the Security Agreements.

7.	AFFIRMATIVE COVENANTS

Company covenants and agrees that it will, so long as Bank may make any advance under this Agreement and thereafter so long as any indebtedness remains outstanding under this Agreement:

7.1          Furnish Bank:

(a)
within one hundred twenty (120) days after and as of the end of each fiscal year of Company and its consolidated Subsidiaries, a detailed consolidated audit report of Company certified to by independent certified public accountants satisfactory to Bank;

(b)
within forty six (46) days after and as of the end of each fiscal quarter, consolidated balance sheets and statements of profit and loss of Company and its consolidated Subsidiaries, together with a report listing investments in Subsidiaries;

(c)	within thirty (30) days prior to July 1 of each year, financial projections for the Company and its consolidated Subsidiaries in form satisfactory to Bank;

(d)
as soon as available, Company’s 8-K, 10-Q and 10-K reports filed with the federal Securities and Exchange Commission, and in any event, with respect to the 10-Q report, within forty six (46) days of the end of each of the first three fiscal quarters of each of Company’s fiscal years, and with respect to the 10-K report, within one hundred twenty (120) days after and as of the end of each of Company’s fiscal years; and as soon as available, copies of all material filings, reports or other documents filed by Company or any of its Subsidiaries with the federal Securities and Exchange Commission or other federal regulator or taxing agencies or authorities in the United States, or comparable agencies or authorities in foreign jurisdictions, or any stock exchanges in such jurisdiction;

(e)	such information as required by the terms and conditions of any security agreements referred to in this Agreement;

(f)	promptly, and in form to be satisfactory to Bank, such other information as Bank may reasonably request from time to time.

7.2          Pay and discharge, and cause its Subsidiaries to pay and discharge, all taxes and other governmental charges, and all contractual obligations calling for the payment of money, before the same shall become overdue, unless and to the extent only that such payment is being contested in good faith.

7.3          Maintain, and cause its Subsidiaries to maintain, insurance coverage on their physical assets and against other business risks in such amounts and of such types as are customarily carried by companies similar in size and nature, and in the event of acquisition of additional property, real or personal, or of incurrence of additional risks of any nature, increase such insurance coverage in such manner and to such extent as prudent business judgment and present practice would dictate; and in the case of all policies covering property mortgaged or pledged to Bank or property in which Bank shall have a security interest of any kind whatsoever, other than those policies protecting against casualty liabilities to strangers, all such insurance policies shall provide that the loss payable thereunder shall be payable to Company and Bank (as mortgagee) as their respective interests may appear, all said policies or copies thereof, including all endorsements thereon and those required hereunder, to be deposited with Bank.

7.4          Permit Bank, through its authorized attorneys, accountants and representatives, to examine Company’s and each Subsidiary’s books, accounts, records, ledgers and assets of every kind and description at all reasonable times upon oral or written request of Bank, which shall include but shall not be limited to collateral audits of Company conducted by Bank, at Company’s own cost and expense.

7.5          Promptly notify Bank of any condition or event which constitutes or with the running of time and/or the giving of notice would constitute an event of default under this Agreement, and promptly inform Bank of the existence or occurrence of any condition or event (other than conditions having an effect on the economy in general) which could have a material adverse effect upon Company’s or any Subsidiary’s financial condition.

7.6          Maintain, and cause its Subsidiaries  to maintain,  in good standing all licenses required by the State of Michigan or any agency thereof, or other governmental authority that may be necessary or required for Company and its Subsidiaries to carry on its general business objects and purposes.

7.7          Comply, and cause its Subsidiaries to comply, with all material requirements imposed by ERISA as presently in effect or hereafter promulgated, including but not limited to, the minimum funding requirements of any Pension Plan.

7.8          Promptly notify Bank after the occurrence thereof in writing of any of the following events:

(a)	the termination of a Pension Plan pursuant to Subtitle C of Title IV of ERISA or otherwise;

(b)	the appointment of a trustee by a United States District Court to administer a Pension Plan;

(c)	the commencement by the Pension Benefit Guaranty Corporation, or any successor thereto of any proceeding to terminate a Pension Plan;

(d)
the failure of a Pension Plan to satisfy the minimum funding requirements for any plan year as established in Section 412 of the Internal Revenue Code of 1954, as amended or any similar provision under the Internal Revenue Code of 1986, as amended;

(e)	the withdrawal of Company or any Subsidiary from a Pension Plan; or

(f)	a reportable event, within the meaning of Title IV of ERISA.

7.9          Furnish Bank, upon Bank’s request, in form satisfactory to Bank with pledges, assignments, mortgages, lien instruments or other security instruments covering any or all of Company’s and each Domestic Subsidiary’s real and personal property, of every nature and description, whether now owed or hereafter acquired, to the extent that Bank may in its sole reasonable discretion require.

7.10        Furnish to the Bank concurrently with the delivery of each of the financial statements required by Section 7.1(a) and Section 7.1(b), a statement prepared and certified by the chief financial officer of Company (or in such officer’s absence, a responsible senior officer of Company) (a) setting forth all computations necessary to show compliance by Company with the financial covenants contained in Section 7.11 hereof, (b) stating that as of the date thereof, no condition or event which constitutes an event of default hereunder or which with the running of time and/or the giving of notice would constitute an event of default hereunder has occurred and is continuing, or if any such event or condition has occurred and is continuing or exists, specifying in detail the nature and period of existence thereof and any action with respect thereto taken or contemplated to be taken by Company and (c) stating that the signer has personally reviewed this Agreement and that such certificate is based on an examination sufficient to assure that such certificate is accurate.

7.11        Maintain at all times Tangible Net Worth of not less than the Base Tangible Net Worth.

7.12        Maintain all domestic cash collection and general disbursement accounts with Bank.

7.13        Cause each person that is or becomes a Domestic Subsidiary of the Company from time to time to execute and deliver a secured Guaranty to the Bank, together with such other documentation as Bank may reasonable require.

8.	NEGATIVE COVENANTS

Company covenants and agrees that, so long as Bank may make any Advances under this Agreement and thereafter so long as any Indebtedness remains outstanding under this Agreement, it will not, and will cause its Subsidiaries not to,  without the prior written consent of Bank:

8.1          Purchase, acquire or redeem any of its stock or make any material change in its capital structure, except redemptions of Company’s stock occurring after October 18, 2010 and on or before December 31, 2011 for an aggregate purchase price not to exceed Five Million Dollars ($5,000,000); provided that at the time of each such redemption and after giving effect thereto no Event of Default shall have occurred and be continuing.

8.2          Enter into any merger or consolidation or sell, lease, transfer, or dispose of all, substantially all, or any part of its assets, except sales of inventory in the ordinary course of its business and dispositions of machinery and equipment which is obsolete or no longer used in the business of Company or a Subsidiary to the extent such dispositions do not exceed $300,000 (based on market value) during any single fiscal year.

8.3          Guarantee, endorse, or otherwise become secondarily liable for or upon the obligations of others, except by endorsement for deposit in the ordinary course of business and guaranties in favor of Bank.

8.4          Purchase or otherwise acquire or become obligated for the purchase of all or substantially all of the assets or business interests of any person, firm or corporation or any shares of stock of any corporation, trusteeship or association or in any other manner effectuate or attempt to effectuate an expansion of present business by acquisition without the prior written consent of Bank.

8.5          Affirmatively pledge or mortgage any of its assets, whether now owned or hereafter acquired, or create, suffer or permit to exist any lien, security interest in, or encumbrance thereon, except:

(a)	to Bank;

(b)	the Permitted Liens;

(c)	liens described in attached Schedule 8.5; and

(d)
liens and security interests upon fixed assets acquired by Company after the date of this Agreement (including by virtue of a Capital Lease) provided that (i) any such lien or security interest is created solely for the purpose of securing indebtedness representing, or incurred to finance, the cost of the item of property subject thereto; (ii) the principal amount of the indebtedness secured by such lien does not exceed 100% of the fair value of the property at the time it was acquired, and (iii) the lien or security interest does not cover any property other than such item of property.

8.6          Sell, assign, transfer or confer a security interest in any account, contract, note, trade acceptance or other receivable, except to Bank.

8.7          Materially alter the character of its business from that conducted as of the date of this Agreement.

8.8          Declare or pay any dividends or make any other distribution upon its stock except dividends payable in the stock of Company.

8.9          Make any Capital Expenditure during any fiscal year if after giving effect thereto the aggregate amount of all Capital Expenditures made by Company and its Subsidiaries during such fiscal year would exceed $2,500,000.

8.10        Enter into any transaction or series of transactions with any Affiliate other than on terms and conditions as favorable to Company as would be obtainable in a comparable arms-length transaction with a Person other than an Affiliate.

8.11        Make or allow to remain outstanding any investment (whether such investment shall be of the character of investment in shares of stock, evidence of indebtedness or other securities or otherwise) in, or any loans or advances or extensions of credit to, any person, firm, corporation or other entity or association, except:

(a)	investments of surplus cash in cash equivalents and short term investments;

(b)	sales on open account and in the ordinary course of business;

(c)	deposits made in the ordinary course of business in order to obtain goods or services; and

(d)
Company’s investments in its Subsidiaries existing as of the date of this Agreement and additional tangible investments (cash and real property) in an amount not exceeding $1,200,000 in the aggregate at any time.

8.12        Enter into or become subject to any agreement (other than this Agreement) (i) prohibiting the creation or assumption of any lien or encumbrance upon the properties or assets of Company or (ii) requiring an obligation to become secured (or further secured) if another obligation is secured or further secured.

8.13        Become or remain obligated for any indebtedness for borrowed money, or for any indebtedness incurred in connection with the acquisition of any property, real or personal, tangible or intangible, except:

(a)	indebtedness to Bank;

(b)	current unsecured trade payables and accrued liabilities arising in the ordinary course of Company’s business (including, without limitation, obligations under operating leases);

(c)	indebtedness described in attached Schedule 8.13;

(d)	purchase money indebtedness incurred in connection with the acquisition of fixed assets in an aggregate amount not exceeding $500,000 incurred during any single fiscal year of Company.

9.	ENVIRONMENTAL PROVISIONS

9.1          Company shall comply, and shall cause its Subsidiaries to comply, with all applicable Environmental Laws except for such non-compliance which would reasonably not be expected to materially adversely affect its business or the value of its property or assets.

9.2          Company shall provide to Bank, promptly upon receipt, copies of any correspondence, notice, pleading, citation, indictment, complaint, order, decree, or other document from any source asserting or alleging a circumstance or condition which requires or may require a financial contribution by Company or any Subsidiary to a cleanup, removal, remedial action, or other response by or on the part of Company or any Subsidiary under applicable Environmental Laws or which seeks damages or civil, criminal or punitive penalties from Company for an alleged violation of Environmental Laws, where such contribution, response or damages would reasonably be expected to materially adversely affect its business or the value of its property or assets.

9.3          Company shall promptly notify Bank in writing as soon as Company becomes aware of the occurrence or existence of any condition or circumstance which makes the environmental warranties contained in this Agreement incomplete or inaccurate in any material respect as of any date.

9.4          In the event of any condition or circumstance that makes any environmental warranty, representation and/or agreement incomplete or inaccurate in any material respect as of any date, Company shall, at the reasonable request of Bank, at its sole expense, retain an environmental consultant, reasonably acceptable to Bank, to conduct a thorough and complete investigation regarding the changed condition and/or circumstance. A copy of the environmental consultant’s report will be promptly delivered to both Bank and Company upon completion.

9.5          At any time Company, directly or indirectly through any environmental consultant or other representative, determines to undertake an environmental audit, assessment or investigation relating to any fact, event or condition which would reasonably be expected to materially adversely affect its business or the value of its property or assets, Company shall promptly provide Bank with written notice of the initiation of the environmental audit, fully describing the purpose and intended scope of the environmental audit. Upon receipt, Company will promptly provide to Bank copies of all final findings and conclusions of any such environmental investigation.

9.6          Company hereby indemnifies, saves and holds Bank and any of its past, present and future officers, directors, shareholders, employees, representatives and consultants harmless from any and all loss, damages, suits, penalties, costs, liabilities and expenses (including but not limited to reasonable investigation, environmental audit(s), and legal expenses) arising out of any claim, loss or damage to any property, injuries to or death of persons, contamination of or adverse affects on the environment, or any violation of any applicable Environmental Laws, caused by or in any way related to any property owned or operated by Company, or due to any acts of Company or such person’s, officers, directors, shareholders, employees, consultants and/or representatives; provided, however, that the foregoing indemnification shall not be applicable when arising solely from events or conditions occurring while the Bank is in sole possession (subject to the rights of any creditors of Company) of such property or  for which the Bank is otherwise solely responsible. In no event shall Company be liable hereunder for any loss, damages, suits, penalties, costs, liabilities or expenses arising from any act of gross negligence of Bank, or its agents or employees.

It is expressly understood and agreed that the indemnifications granted herein are intended to protect Bank, its past, present and future officers, directors, shareholders, employees, consultants and representatives from any claims that may arise by reason of the security interest, liens and/or mortgages granted to Bank, or under any other document or agreement given to secure repayment of any indebtedness from Company, whether or not such claims arise before or after Bank has foreclosed upon and/or otherwise become the owner of any such property. All obligations of indemnity as provided hereunder shall be secured by the collateral documents.

It is expressly agreed and understood that the provisions hereof shall and are intended to be continuing and shall survive the repayment of any indebtedness from Company to Bank.

9.7          Company shall maintain, and shall cause its Subsidiary to maintain, all permits, licenses and approvals required under applicable Environmental Laws except such permits, licenses and approvals the failure of which to have would reasonably not be expected to materially adversely affect its business or the value of its property or assets.

10.	EVENTS OF DEFAULT

10.1	Upon occurrence of any of the following events of default:

(a)	non-payment of any installment of the principal of the Note when due or any reimbursement obligation with respect to any Letter of Credit when due;

(b)	non-payment of any interest on the Notes when due in accordance with the terms thereof, or upon non-payment of any other outstanding Indebtedness when due in accordance with the terms thereof;

(c)	default in the observance or performance of any of the conditions, covenants or agreements of Company set forth in Section 7 or set forth in Section 8;

(d)
default in observance or performance of any of the other conditions, covenants or agreements of Company herein set forth, and continuance thereof for thirty (30) days after written notice to Company by Bank;

(e)	any material representation or warranty made by Company or any other Person herein or in any instrument submitted pursuant hereto proves untrue in any material respect when made or deemed made;

(f)
default in the observance or performance of any of the conditions, covenants or agreements of Company or any other Person set forth in any collateral document which may be given to secure the indebtedness hereunder or in any other collateral document related to or connected with this Agreement or the indebtedness hereunder and continuance for ten (10) days;

(g)
default in the payment of any other obligation of Company, any Subsidiary or any Guarantor for borrowed money in an aggregate amount in excess of Fifty Thousand Dollars ($50,000), or in the observance or performance of any conditions, covenants or agreements related or given with respect to any obligations for borrowed money in an aggregate amount in excess of Fifty Thousand Dollars ($50,000) sufficient to permit the holder thereof to accelerate the maturity of such obligation;

(h)
judgments for the payment of money in excess of the sum of One Hundred Thousand Dollars ($100,000) in the aggregate shall be rendered against Company, any Subsidiary or any Guarantor and such judgments shall remain unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of thirty (30) consecutive days from the date of its entry and such judgment is not covered by insurance from a solvent insurer who is defending such action without reservation of rights;

(i)
the occurrence of any “reportable event”, as defined in the Employee Retirement Income Security Act of 1974 and any amendments thereto, which is determined to constitute grounds for termination by the Pension Benefit Guaranty Corporation of any employee pension benefit plan maintained by or on behalf of Company or any Subsidiary for the benefit of any of its employees or for the appointment by the appropriate United States District Court of a trustee to administer such plan and is reasonably likely that the occurrence of such event would result in a material adverse effect on Company, and such reportable event is not corrected and such determination is not revoked within thirty (30) days after notice thereof has been given to the plan administrator or Company; or the institution of proceedings by the Pension Benefit Guaranty Corporation to terminate any such employee benefit pension plan or to appoint a trustee to administer such plan; or the appointment of a trustee by the appropriate United States District Court to administer any such employee benefit pension plan;

(j)	if there shall be any change for any reason in the management, ownership or control of Company or any Subsidiary which in the sole reasonable judgment of Bank materially adversely affects Company;

(k)	if any of the Guaranties is revoked;

then, or at any time thereafter, unless such default is remedied, Bank may give notice to Company declaring all outstanding indebtedness hereunder and under the Note to be due and payable, whereupon all Indebtedness then outstanding hereunder and under the Note and any Letters of Credit shall immediately become due and payable without further notice and demand, and Bank shall not be obligated to make further Advances or issue any Letter of Credit hereunder.

10.2       If a creditors’ committee shall have been appointed for the business of Company, any Subsidiary or any Guarantor in connection with any bankruptcy or insolvency; or if Company, any Subsidiary or any Guarantor shall have made a general assignment for the benefit of creditors or shall have been adjudicated bankrupt, or shall have filed a voluntary petition in bankruptcy or for reorganization or to effect a plan or arrangement with creditors; or shall file an answer to a creditor’s petition or other petition filed against it, admitting the material allegations thereof for an adjudication in bankruptcy or for reorganization; or shall have applied for or permitted the appointment of a receiver, or trustee or custodian for any of its property or assets; or such receiver, trustee or custodian shall have been appointed for any of its property or assets (otherwise than upon application or consent of Company, any Subsidiary or any Guarantor, as applicable), and such receiver, trustee or custodian so appointed shall not have been discharged within sixty (60) days after the date of his appointment or if an order shall be entered and shall not be dismissed or stayed within sixty (60) days from its entry, approving any petition for reorganization of Company, any Subsidiary or any Guarantor, then the Note and all Indebtedness then outstanding hereunder and under any Letters of Credit shall automatically become immediately due and payable and Bank shall not be obligated to make further Advances or issue any Letters of Credit under this Agreement.

10.3       Upon the occurrence and during the continuance of an Event of Default, unless all of the Indebtedness is then immediately fully paid, Bank shall have and may exercise any one or more of the rights and remedies for which provision is made for a secured party under the UCC, under the Security Agreements or under any other document contemplated hereby or for which provision is provided by law or in equity, including, without limitation, the right to take possession and sell, lease or otherwise dispose of any or all of the collateral and to set off against the Indebtedness any amount owing by Bank to Company and/or any property of Company in possession of Bank.  Company agrees, upon request of Bank, to assemble the collateral and make it available to Bank at any place designated by Bank which is reasonably convenient to Bank and Company.

10.4       All of the Indebtedness shall constitute one loan secured by Bank’s security interest in the collateral and by all other security interests, mortgages, liens, claims, and encumbrances now and from time to time hereafter granted from Company to Bank.  Upon the occurrence and during the continuance of an Event of Default which is not cured within the cure period, if any, provided hereunder, Bank may in its sole discretion apply the collateral to any portion of the Indebtedness.  The proceeds of any sale or other disposition of the Collateral authorized by this Agreement shall be applied by Bank, first upon all expenses authorized by the Michigan Uniform Commercial Code (or other applicable law) or otherwise in connection with the sale and all reasonable attorneys’ fees and legal expenses incurred by Bank; the balance of the proceeds of such sale or other disposition shall be applied in the payment of the Indebtedness, first to interest, then to principal, then to other Indebtedness and the surplus, if any, shall be paid over to Company or to such other Person or Persons as may be entitled thereto under applicable law.  Company shall remain liable for any deficiency, which Company shall pay to Bank immediately upon demand.

10.5       The remedies provided for herein are cumulative to the remedies for collection of the Indebtedness as provided by law, in equity or by any mortgage, security agreement or other document contemplated hereby.  Nothing herein contained is intended, nor shall it be construed, to preclude Bank from pursuing any other remedy for the recovery of any other sum to which Bank may be or become entitled for the breach of this Agreement by Company.

10.6       Upon the occurrence and during the continuance of any Event of Default, Company shall immediately upon demand by Bank deposit with Bank cash collateral in the amount equal to the maximum amount available to be drawn at any time under any Letter of Credit then outstanding.

11.	MISCELLANEOUS

11.1       This Agreement shall be binding upon and shall inure to the benefit of Company and Bank and their respective successors and assigns, except that the credit provided for under this Agreement and no part thereof and no obligation of Bank hereunder shall be assignable or otherwise transferable by Company.

11.2       Company shall pay all closing costs and expenses, including, by way of description and not limitation, reasonable attorney fees, lien search fees, appraisal fees and title policy fees incurred by Bank in connection with the commitment, consummation and closing of this Agreement. All of said amounts required to be paid by Company may, at Bank’s option, be charged by Bank as an advance against the proceeds of the Note. All costs, including reasonable attorney fees incurred by Bank in protecting or enforcing any of its or any of the Bank’s rights against Company or any collateral or in defending Bank from any claims or liabilities by any party or otherwise incurred by Bank in connection with an event of default or the enforcement of this Agreement or the related documents, including by way of description and not limitation, such charges in any court or bankruptcy proceedings or arising out of any claim or action by any person against Bank which would not have been asserted were it not for Bank’s relationship with Company hereunder, shall also be paid by Company.

11.3       Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP.

11.4       No delay or failure of Bank in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof, or the exercise of any other power, right or privilege. The rights of Bank under this Agreement are cumulative and not exclusive of any right or remedies which Bank would otherwise have.

11.5       Except as expressly provided otherwise in this Agreement, all notices and other communications provided to any party hereto under this Agreement shall be in writing and shall be given by personal delivery, by mail, by reputable overnight courier, by telex or by facsimile and addressed or delivered to it at its address set forth below or at such other address as may be designated by such party in a notice to the other parties that complies as to delivery with the terms of this Section 11.5. Any notice, if personally delivered or if mailed and properly addressed with postage prepaid and sent by registered or certified mail, shall be deemed given when received; any notice, if given to a reputable overnight courier and properly addressed, shall be deemed given two (2) Business Days after the date on which it was sent, unless it is actually received sooner by the named addressee; and any notice, if transmitted by telex or facsimile, shall be deemed given when received (answerback confirmed in the case of telexes and receipt confirmed in the case of telecopies). Bank may, but shall not be required to, take any action on the basis of any notice given to it by telephone, but Company shall promptly confirm such notice in writing or by telex or facsimile, and such notice will not be deemed to have been received until such confirmation is deemed received in accordance with the provisions of this Section set forth above. If such telephonic notice conflicts with any such confirmation, the terms of such telephonic notice shall control.

To Company:
47827 Halyard Drive
Plymouth, Michigan 48170
Attention:  Mr. John H. Lowry, III
Fax No. (734) 414-4800

To Bank:
500 Woodward Avenue
Detroit, Michigan 48226
Attention:  Norman L. Bird
Fax No. (313) 222-1237

11.6       This Agreement and the Notes have been delivered at Detroit, Michigan, and shall be governed by and construed and enforced in accordance with the laws of the State of Michigan. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.7       No amendments or waiver of any provisions of this Agreement nor consent to any departure by Company therefrom shall in any event be effective unless the same shall be in writing and signed by the Bank, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, waiver or consent with respect to any provision of this Agreement shall affect any other provision of this Agreement.

11.8       All sums payable by Company to Bank under this Agreement or the other documents contemplated hereby shall be paid directly to Bank at its principal office set forth in Section 11.5 hereof in immediately available United States funds, without set off, deduction or counterclaim.  In its sole discretion, Bank may charge any and all deposit or other accounts (including without limit an account evidenced by a certificate of deposit) of Company with Bank for all or a part of any Indebtedness then due; provided, however, that this authorization shall not affect Company’s obligation to pay, when due, any Indebtedness whether or not account balances are sufficient to pay amounts due.

11.9       Any payment of the Indebtedness made by mail will be deemed tendered and received only upon actual receipt by Bank at the address designated for such payment, whether or not Bank has authorized payment by mail or any other manner, and shall not be deemed to have been made in a timely manner unless received on the date due for such payment, time being of the essence.  Company expressly assumes all risks of loss or liability resulting from non-delivery or delay of delivery of any item of payment transmitted by mail or in any other manner.  Acceptance by Bank of any payment in an amount less than the amount then due shall be deemed an acceptance on account only, and the failure to pay the entire amount then due shall be and continue to be an Event of Default, and at any time thereafter and until the entire amount then due has been paid, Bank shall be entitled to exercise any and all rights conferred upon it herein upon the occurrence of an Event of Default. Upon the occurrence and during the continuance of an Event of Default, Company waives the right to direct the application of any and all payments at any time or times hereafter received by Bank from or on behalf of Company. Upon the occurrence and during the continuance of an Event of Default, Company agrees that Bank shall have the continuing exclusive right to apply and to reapply any and all payments received at any time or times hereafter against the Indebtedness in such manner as Bank may deem advisable, notwithstanding any entry by Bank upon any of its books and records.  Company expressly agrees that to the extent that Bank receives any payment or benefit and such payment or benefit, or any part thereof, is subsequently invalidated, declared to be fraudulent or preferential, set aside or is required to be repaid to a trustee, receiver, or any other party under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment or benefit, the Indebtedness or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or benefit had not been made and, further, any such repayment by Bank, to the extent that Bank did not directly receive a corresponding cash payment, shall be added to and be additional Indebtedness payable upon demand by Bank.

11.10     In the event Company’s obligation to pay interest on the principal balance of the Note is or becomes in excess of the maximum interest rate which Company is permitted by law to contract or agree to pay, giving due consideration to the execution date of this Agreement, then, in that event, the rate of interest applicable shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of such maximum rate shall be deemed to have been payments in reduction of principal and not of interest.

11.11    COMPANY AND BANK ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE INDEBTEDNESS.

11.12     This Agreement shall become effective upon the execution hereof by Bank and Company.

11.13     This Agreement constitutes an amendment to and restatement in its entirety of the Existing Credit Agreement, which Existing Credit Agreement is fully superseded and amended and restated in its entirety hereby without constituting a novation; provided, however, that the Indebtedness governed by the Existing Credit Agreement shall remain outstanding and in full force and effect (subject to the terms hereof).

WITNESS the due execution hereof as of the day and year first above written.

COMERICA BANK		PERCEPTRON, INC.

By:	/s/ Norman L. Bird	By: :	/s/ John H. Lowry, III
Norman L. Bird

Its:	Senior Vice President	Its:	Vice President and CFO

SCHEDULE 6.3.
Litigation

The Company is a party to a suit filed by Industries GDS, Inc., Bois Granval GDS Inc., and Centre de Preparation GDS, Inc. (collectively, “GDS”) on or about November 21, 2002 in the Superior Court of the Judicial District of Quebec, Canada against the Company, Carbotech, Inc. (“Carbotech”), and U.S. Natural Resources, Inc. (“USNR”), among others.  The suit alleges that the Company breached its contractual and warranty obligations as a manufacturer in connection with the sale and installation of three systems for trimming and edging wood products.  The suit also alleges that Carbotech breached its contractual obligations in connection with the sale of equipment and the installation of two trimmer lines, of which the Company’s systems were a part, and that USNR, which acquired substantially all of the assets of the Forest Products business unit from the Company, was liable for GDS’ damages.  USNR has sought indemnification from the Company under the terms of existing contracts between the Company and USNR.  GDS seeks compensatory damages against the Company, Carbotech and USNR of approximately $6.4 million using a June 30, 2010 exchange rate.  GDS and Carbotech have filed for bankruptcy protection in Canada.  The Company intends to vigorously defend against GDS’ claims.

The Company is a party to a suit filed by i-CEM Service, Inc. and 3CEMS Prime (collectively “3CEMS”) on or about July 1, 2010 in the Federal Court for the Northern District of Illinois.  The suit alleges that the Company breached its contractual and common law indemnification obligations by failing to pay for component parts used to manufacture optical video scopes.  The suit seeks damages of not less than $4 million.  The Company intends to vigorously defend against 3CEMS’ claims.

1

SCHEDULE 6.5

ERISA PLANS

None as of November 16, 2010

1

SCHEDULE 6.9

SUBSIDIARIES

The following are first tier subsidiaries of Perceptron:

Perceptron Europe B.V.
Perceptron Korea Yuhan Hoesa
Perceptron Global, Inc.
Perceptron do Brasil, Ltda

The following are second tier subsidiaries of Perceptron:

A.	Subsidiary of Perceptron Europe B.V.
Perceptron GmbH

B.	Subsidiaries of Perceptron Global, Inc.
Perceptron Asia Pte. Ltd.
Perceptron Asia Pacific, Ltd.
Perceptron Trading (Shanghai) Ltd
Perceptron Non-Contact Metrology Solutions Pte. Ltd

The following are third tier subsidiaries of Perceptron:

A.	Subsidiaries of Perceptron GmbH
Perceptron Iberica, S.L.
Perceptron E.U.R.L.

1

SCHEDULE 6.10

NONCOMPLIANCE WITH LAWS; LITIGATION;
JUDGMENTS; ENVIRONMENTAL LICENSES

None as of November 16, 2010

1

SCHEDULE 8.5

OTHER PERMITTED ENCUMBRANCES

None as of November 16, 2010

SCHEDULE 8.13

OTHER PERMITTED DEBT

None as of November 16, 2010

3